Exhibit 10.2

AMENDMENT NUMBER ONE

TO THE

BANKFINANCIAL CORPORATION AMENDED AND RESTATED EMPLOYMENT AGREEMENT AND BANKFINANCIAL, NATIONAL ASSOCIATION AMENDED AND RESTATED EMPLOYMENT AGREEMENT WITH PAUL A. CLOUTIER

This Amendment Number One (the “Amendment”) to the BankFinancial Corporation Amended and Restated Employment Agreement effective as of May 3, 2022 (the “Company Agreement”) and the BankFinancial, National Association Amended and Restated Employment Agreement effective May 3, 2022 (the “Bank Agreement”) by and among BankFinancial Corporation, a Maryland corporation (the “Company”), BankFinancial, National Association, a national banking association (the “Bank”) and Paul A. Cloutier (the “Executive”) is entered into as of August 11, 2025. The Company Agreement and Bank Agreement are collectively referred to herein as the “Agreements.” Capitalized terms which are not defined herein shall have the same meaning as set forth in the Agreements.

W I T N E S S E T H:

WHEREAS, the Executive is currently employed as the Chief Financial Officer and Executive Vice President of the Company and the Bank pursuant to the terms of the Agreements; and

WHEREAS, the Company, the Bank and the Executive desire to amend the Agreements in several respects; and

WHEREAS, Section 11 of the Agreements provide that the Agreements may be amended.

NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth and such other consideration the sufficiency of which is hereby acknowledged, the Agreements are hereby amended as follows:

Section 1.    Adverse Constructive Termination. Section 4(c)(2) of each of the Agreements is hereby deleted in its entirety.

Section 2.    Payment. A new Section 3(k) is added to each of the Agreements as follows:

“Payment. Subject to Executive's continued employment through September 30, 2026, on the Company's first payroll date following September 30, 2026, the Executive shall, if not paid a Severance Payment pursuant to an employment termination Settlement Agreement with the Company and Bank or its successors by merger, be paid a lump sum equal to the sum of (x) the amount per Sections 6(c)(2) and (4), plus (y) provided Executive has not been offered employment by the Company or the Bank, or either of its successors by merger, and accepted such employment, the amount per Section 6(g) ."

Section 3.    Termination for Disability. Sections 6(b)(4), (5) and (6) of each of the Agreements are hereby amended and restated to read as follows:

“(4)          pay Executive an amount equal to three (3) times Executive’s Average Annual Compensation (defined below);

(5)         [reserved];

(6)         provide the Executive with the payment per Section 6(g) below.”

Section 4.    Termination Without Cause. Sections 6(c)(5) and (6) of each of the Agreements are hereby amended and restated to read as follows:

“(5)         [reserved];

(6)         provide the Executive with the payment per Section 6(g) below.”

Section 5.    Termination for Good Reason. Section 6(e)(3) of each of the Agreements is hereby amended and restated to read as follows:

“(3) provide the Executive with the payment per Section 6(g) below.”

Section 6.    Termination Upon Death. Section 6(f)(3) of each of the Agreements is hereby amended and restated to read as follows:

“(3)         provide the Executive’s surviving spouse with the payment per Section 6(g) below.”

Section 7.    Cash in Lieu of Post-Employment Health Insurance. Section 6(g) of each of the Agreements is hereby amended and restated to read as follows:

“(g) Cash In Lieu of Certain Health Insurance. Notwithstanding anything in the Agreement to the contrary:

(1)

In the event of the Executive’s termination of employment pursuant to Section 4(b), Section 4(c), Section 5(b) or Section 5(c), the Company will pay the Executive, or in the event of the Executive’s death, then Executive’s surviving spouse (or, if no surviving spouse, then his qualified beneficiary under COBRA, or, if none, per Section 23(b) below), an amount equal to the product of (i) the premiums for the first full month of COBRA continuation coverage of the Executive’s benefits under the Core Plans (each such premium subject to the requirements of 29 U.S. Code Section 1162(b)(3)) multiplied by (ii) the number of full months in the period of time beginning on each applicable expiration date of health, vison or dental insurance coverage for the Executive under the Core Plans provided pursuant to Section 6 hereof (each such expiration date being the first day of the month immediately following the termination of employment) and ending on the earlier of: (A) the date that is thirty-six (36) months from the Executive’s termination of employment date, or (B) the date on which the Executive becomes entitled to benefits under Medicare coverage (and the date on which the Executive’s spouse becomes entitled to benefits under Medicare with respect to the right to continued coverage for such spouse).

(2)	The payment per subsection (g)(1) above will be made in a lump sum on the first payroll date following the Executive’s termination of employment.”

Section 8.    Definition of Change in Control. For purposes of this Agreement, a “Change in Control” means a “change of control” and “Change of Control”, as applicable, as defined in Section 5(b)(4) of the Agreements.

Section 9.    280G. A new Section 6(j) is added to each of the Agreements as follows:

“(j) Section 280G Limitation. Notwithstanding any other provisions of this Agreement, in no event shall the aggregate payments or benefits to be made or afforded to the Executive pursuant to this Agreement together with any other amounts and the value of benefits received or to be received by the Executive in connection with a Change in Control, constitute an "excess parachute payment" under Section 280G of the Code. In order to avoid such a result, such aggregate payments or benefits will be reduced, if necessary, to a lesser amount, the value of which is one dollar ($1.00) less than an amount equal to three (3) times the Executive's ‘base amount’ as determined in accordance with said Section 280G.”

Section 10.    Non-Competition. A new Section 8(f) is added to each of the Agreements as follows:

“Non-Competition. The Executive acknowledges that Executive serves a critical business role and has acquired confidential information about the business, operations, customers, and partners of the Company, the Bank and their affiliates and developed critical relationships with the Company's and the Bank's customers. In exchange for compensation and benefits set forth in this Agreement, including, but limited to, the payments set forth in Section 6, and in order to enforce the Executive's promise to protect Confidential Information, the Executive shall not, during the Non-Restriction Period (as defined below), without the written consent of Company and Bank, either directly or indirectly become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, joint venturer, greater than 5% equity-owner or stockholder, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other entity competing with Company, Bank, their affiliates or successors in the Territory.

(1)         'Restriction Period' means two (2) years immediately following the termination date of the Executive's employment; except that if a court or arbitrator finds that a two (2) year Restriction Period is not reasonably necessary to protect legitimate business interests of the Company or the Bank, the Restriction Period shall be the eighteen (18) months immediately following the termination date of the Executive's employment; except that if a court or arbitrator finds that an eighteen (18) month Restriction Period is not reasonably necessary to protect legitimate business interests of the Company or the Bank, the Restriction Period shall be the twelve (12) months immediately following the termination date of the Executive's employment.

(2)         'Territory' means the States of Illinois and Indiana; except that if a court or arbitrator finds that the States of Illinois and Indiana as a Territory are not reasonably necessary to protect legitimate business interests of the Company or the Bank, then the Parties agree that the Territory shall be the Chicago Metropolitan Statistical Area (MSA)."

Section 11.    Beneficiary. Section 23(b) of each of the Agreements is hereby restated to read as follows:

“(b) Beneficiary. In the event of the Executive’s death, any amounts to be paid to the Executive shall be paid to the Executive’s Beneficiary. The ‘Beneficiary’ will be the beneficiary or beneficiaries named by the Executive (which may be the trustee of a trust established by the Executive), with such designation to be done in a written instrument that must be received by the Company prior to the Executive’s death. In the event there is no such named beneficiary, or no surviving named beneficiary, then the Beneficiary shall be the Executive’s surviving spouse, or, if none, the Executive’s Representative per the terms of 755 ILCS Sec. 1-2.15. In the event of the Executive’s incapacity, any amounts to be paid to the Executive shall be paid to the Executive care of the Executive’s spouse, or, if none, then care of the Executive’s Representative per the terms of 755 ILCS Sec. 1-2.15.”

Section 12.    Code Section 409A Limitations. Section 24(e) of the Company Agreement is hereby restated to read as follows:

“(e)  Code Section 409A Limitations. To the extent: (i) any portion of the applicable payment amount under this Agreement exceeds the “safe harbor” amount described in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), (ii) receipt of such payment is contingent on the Executive providing a release as referenced in Section 6(i) above, and (iii) the period in which the Executive may sign such release crosses two calendar years; then the Executive shall receive such portion of the applicable payment that exceeds the “safe harbor” amount on the first payroll date falling in the second calendar year.”

Section 13.    Tax Matters. Section 25 of the Agreements is hereby added to read as follows:

“25         TAX MATTERS. If the Executive’s employment is terminated following a Change in Control, the parties may mutually agree to a non-competition restriction which shall apply for a period of time mutually agreed to by the parties, and in no event shall the time period be less than six months or exceed two years. The Company and the Executive hereby recognize that: (i) the non-solicitation restriction in Section 8 of this Agreement and any non competition restriction may have value, and (ii) the value, if any, shall be recognized in any calculations the Company performs with respect to determining the affect, if any, of the parachute payment provisions of Section 280G of the Code (‘Section 280G’), by allocating a portion of any payments, benefits or distributions in the nature of compensation (within the meaning of Section 280G(b)(2)), including the payments under Section 6 of this Agreement, to the fair value of the non-solicitation and non-competition restrictions (the ‘Appraised Value’). The Company, at the Company’s expense, shall obtain an independent appraisal to determine the Appraised Value no later than forty-five (45) days after entering into an agreement, that if completed, would constitute a Change in Control as defined in this Agreement. The Appraised Value will be considered reasonable compensation for post Change in Control services within the meaning of Q&A-40 of the regulations under Section 280G; and accordingly, any aggregate parachute payments, as defined in Section 280G, will be reduced by the Appraised Value.”

Section 14.    Continuation of Agreements. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

Section 15.    Governing Law. This Amendment and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Illinois.

Section 16.    Counterparts. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument. Counterparts may be delivered via facsimile, email (including PDF) or DocuSign, Adobe Sign or similar transmission system, and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Signature page follows.

IN WITNESS WHEREOF, the Company, the Bank and the Executive have duly executed this Amendment as of the day and year first written above.

BANKFINANCIAL CORPORATION

By:
F. Morgan Gasior
Chairman of the Board of Directors

BANKFINANCIAL, NATIONAL ASSOCIATION

By:
F. Morgan Gasior
Chairman of the Board of Directors

PAUL A. CLOUTIER